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                                                                  Exhibit 99.A5k

Survivorship Life Agreement
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This agreement is a part of the policy to which it is attached; it is subject to all the terms and conditions of the policy.

What does this agreement provide?
This agreement gives you the right to increase the face amount of this policy, without evidence of insurability, at the death of the designated life.

Who is the designated life?
The designated life is the person named as such in the application for this agreement. The designated life may not be changed.

When may this right be exercised?
At the death of the designated life, you may exercise the right to increase the face amount of this policy within the ninety days immediately following the designated life's death. This ninety day period is the Option Period.

What will be the amount of the face amount increase?
The maximum face amount increase provided by this agreement is shown on page 1. The maximum face amount increase will decrease each year according to the schedule on page 1.

How do you exercise this right?
You must notify us in writing that you are exercising your right to increase the face amount of this policy. You must also send us:

   (1) proof satisfactory to us of the designated life's death; and

   (2) a completed application for a face amount increase; and

   (3) the first premium due for the increased policy

We must receive these requirements in our home office within the Option Period.

When will an increase in the face amount be effective?
If you exercise your right to increase the face amount of this policy, the increase will be effective at the end of the Option Period.

How will we increase the face amount?
When we receive your written request to increase the face amount, along with the premium for the increase, we will adjust this policy and issue a new page 1.

The adjustment will be subject to all the provisions of the Policy Adjustments Section of this policy, except that there will be no age limitations on face amount increases.

MHC-90-929 Survivorship Life Agreement                            Minnesota Life

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What will the premium be for the increase in the face amount?
It will be based on the age of the insured at the time of exercise, the plan of insurance selected and the same premium classification applicable to the insured at the time this policy is issued or at the time this agreement is added, whichever is later.

What if the insured dies within the Option Period?
If the insured dies during the Option Period but not simultaneously with the designated life, we will pay the maximum face amount increase to the beneficiary of this policy.

What if the insured and the designated life die simultaneously?
If the insured and the designated life die at the same time or under circumstances in which the order of death cannot be determined, we will pay one-half of the maximum face amount increase to the beneficiary of this policy.

When does the increase in the face amount become incontestable?
The contestable and suicide period for the increase will be measured from the effective date of this agreement.

What if the face amount of this policy decreases before the death of the designated life?
If the face amount of this policy decreases, the maximum face amount increase and the premium for this agreement will also be decreased proportionately.

What is the cost for this agreement?
The annual premium for this agreement is shown on page 1. If this agreement terminates, the total annual premium for this policy will be reduced by the amount shown for this agreement.

When is this agreement incontestable?
If this agreement is issued on the same date as this policy, it will be subject to the incontestability provision in this policy. If this agreement is issued at a date later than the policy, then this agreement will be contestable for two years from the effective date of this agreement, but only as to the evidence of insurability which we required to issue this agreement at the later date.

When will this agreement terminate?
This agreement will terminate on the earliest of:

   (1) the date any premium due for this policy remains unpaid at the end of the grace period; or

   (2) the date this policy is surrendered or terminates; or

   (3) the date this policy is continued as extended term or reduced-paid up insurance; or

   (4) the date we receive your written request to cancel this agreement; or

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   (5) the date on which you exercise your right under this agreement to increase the face amount of this policy; or

   (6) the date of the death of the insured; or

   (7) the end of the Option Period; or

   (8) the policy anniversary when the maximum face amount increase, as shown on page 1, decreases to zero.

This agreement is effective as of the policy date of this policy unless a different effective date is shown here.

/s/  Robert L. Senkler              /s/  Dennis E. Prohofsky
President                           Secretary